Exhibit 99.1

Apple Hospitality REIT, Inc. Begins Trading on the New York Stock Exchange under the Ticker Symbol “APLE” and Commences Tender Offer

Richmond, VA – May 18, 2015 – Apple Hospitality REIT, Inc. (NYSE: APLE) (the “Company” or “Apple Hospitality”), announced today that its common shares have been listed and have begun trading on the New York Stock Exchange (NYSE), under the symbol "APLE.”

In connection with its listing on the NYSE, Apple Hospitality has commenced a modified "Dutch Auction" tender offer to purchase up to $200 million in value of its common shares (the “Offer”). In accordance with the terms of the Offer, Apple Hospitality will select the lowest price of not greater than $21.00 nor less than $19.00 per share, net to the seller in cash less any applicable withholding taxes and without interest, that will enable Apple Hospitality to purchase the maximum number of common shares having an aggregate purchase price of up to $200 million.  Apple Hospitality intends to fund the Offer with funds available under its unsecured revolving credit facility. The Offer will expire at 12:00 midnight, New York City Time, on June 22, 2015, unless the Offer is extended or withdrawn. Merrill Lynch, Pierce, Fenner & Smith Incorporated will be the Dealer Manager for the proposed tender offer.

In addition, as previously communicated, Apple Hospitality’s Board of Directors has authorized a share buyback program of up to $500 million of its common shares following the completion of the tender offer.  If, and when the share buyback program is commenced, the timing of share repurchases and the number of common shares to be repurchased under the program will depend upon prevailing market conditions, regulatory requirements and other factors.

About Apple Hospitality REIT, Inc.
Apple Hospitality REIT, Inc. (NYSE: APLE) is a publicly traded real estate investment trust (REIT) that owns one of the largest portfolios of upscale, select service hotels in the United States. The Company’s portfolio of 173 hotels, with 22,003 guestrooms, is diversified across the Hilton® and Marriott® families of brands with locations in urban, high-end suburban and developing markets across 32 states. David Lerner Associates, Inc. served as the managing broker dealer in the original sales of the Company’s shares. For more information, please visit www.applehospitalityreit.com.

Important Notice
This press release is a summary provided for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any securities of the Company. The full details of the Company’s modified “Dutch Auction” tender offer, including complete instructions on how to tender shares, will be included in the offer to purchase and other related materials, which the Company will send or give to shareholders and file such materials with the SEC. Shareholders are urged to read carefully the offer to purchase and other related materials when they become available because they contain important information, including the terms and conditions of the tender offer. Shareholders may obtain free copies of the offer to purchase and other related materials after they are filed by the Company with the SEC at the SEC’s website at www.sec.gov and also at the Company’s website.

Disclosures
Certain statements contained in this press release other than historical facts may be considered forward-looking statements. These forward-looking statements are predictions and generally can be identified by use of statements that include phrases such as “may,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project,” “target,” “goal,” “plan,” “should,” “will,” “predict,” “potential,” and similar expressions that convey the uncertainty of future events or outcomes.  Such statements, involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance, or achievements of Apple Hospitality to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, but are not limited to, the ability of Apple Hospitality to effectively acquire and dispose of properties; the ability of Apple Hospitality to implement its operating strategy; changes in general political, economic and competitive conditions and specific market conditions; adverse changes in the real estate and real estate capital markets; financing risks; the outcome of current and future litigation; regulatory proceedings or inquiries; and changes in laws or regulations or interpretations of current laws and regulations that impact Apple Hospitality’s business, assets or classification as a real estate investment trust.  Although Apple Hospitality believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore there can be no assurance that such statements included in this press release will prove to be accurate.  In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by Apple Hospitality or any other person that the results or conditions described in such statements or the objectives and plans of Apple Hospitality will be achieved.  In addition, Apple Hospitality’s qualification as a real estate investment trust involves the application of highly technical and complex provisions of the Internal Revenue Code.  Readers should carefully review Apple Hospitality’s financial statements and the notes thereto, as well as the risk factors described in Apple Hospitality’s filings with the SEC, including, but not limited to, in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2015.  Any forward-looking statement that Apple Hospitality makes speaks only as of the date of this press release.  Apple Hospitality undertakes no obligation to publicly update or revise any forward-looking statements or cautionary factors, as a result of new information, future events, or otherwise, except as required by law.

Contact:

Apple Hospitality REIT, Inc.
Kelly Clarke, Director of Investor Services
804‐727‐6321
kclarke@applereit.com